Issuer Free Writing Prospectus dated May 27, 2025 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated May 27, 2025 and the Prospectus dated

December 7, 2022 (Registration No. 333-268704)

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.000% Senior Notes due 2027 (the “2027 Notes”)
5.450% Senior Notes due 2030 (the “2030 Notes”)
6.150% Senior Notes due 2035 (the “2035 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	May 27, 2025

Settlement Date:	May 30, 2025 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc.
C.L. King & Associates, Inc.
Commerz Markets LLC
Great Pacific Securities
Intesa Sanpaolo IMI Securities Corp.
Samuel A. Ramirez & Company, Inc.

Terms Applicable to

5.000% Senior Notes due 2027

Aggregate Principal Amount:	$500,000,000

Final Maturity Date:	July 15, 2027

Public Offering Price:	99.951% of aggregate principal amount, plus accrued and unpaid interest, if any, from May 30, 2025

Benchmark Treasury:	3.750% due April 30, 2027

Benchmark Treasury Price and Yield:	99-19; 3.970%

Spread to Benchmark Treasury:	+105 bps

Yield to Maturity:	5.020%

Coupon:	5.000%

Interest Payment Dates:	July 15 and January 15 of each year, commencing on January 15, 2026

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the stated maturity date, make-whole call at T+20 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FH4 / US37045XFH44

Terms Applicable to

5.450% Senior Notes due 2030

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	July 15, 2030

Public Offering Price:	99.896% of aggregate principal amount, plus accrued and unpaid interest, if any, from May 30, 2025

Benchmark Treasury:	3.875% due April 30, 2030

Benchmark Treasury Price and Yield:	99-11 ¼; 4.021%

Spread to Benchmark Treasury:	+145 bps

Yield to Maturity:	5.471%

Coupon:	5.450%

Interest Payment Dates:	July 15 and January 15 of each year, commencing on January 15, 2026

Day Count Convention:	30 / 360

Optional Redemption:	Par call on June 15, 2030 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FJ0 / US37045XFJ00

Terms Applicable to

6.150% Senior Notes due 2035

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	July 15, 2035

Public Offering Price:	99.986% of aggregate principal amount, plus accrued and unpaid interest, if any, from May 30, 2025

Benchmark Treasury:	4.250% due May 15, 2035

Benchmark Treasury Price and Yield:	98-18; 4.430%

Spread to Benchmark Treasury:	+172 bps

Yield to Maturity:	6.150%

Coupon:	6.150%

Interest Payment Dates:	July 15 and January 15 of each year, commencing on January 15, 2026

Day Count Convention:	30 / 360

Optional Redemption:	Par call on April 15, 2035 (the date that is three months prior to the stated maturity date). Prior to the par call date, make-whole at T+30 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FK7 / US37045XFK72

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BNP Paribas Securities Corp. at 1-800-854-5674, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Mizuho Securities USA LLC at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-212-507-8999, SG Americas Securities, LLC at 1-855-881-2108, TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.